Exhibit 99.1

HERSHEY ANNOUNCES THIRD QUARTER RESULTS

•	Third quarter net sales increase 4.2%; projected full-year 2010 net sales increase of about 7% reaffirmed

•	Reported earnings per share-diluted of $0.78, adjusted earnings per share-diluted of $0.79

•	Outlook for 2010 reported and adjusted earnings per share-diluted increased; to be in the $2.09 to $2.16 range and $2.52 to $2.56 range, respectively

•	2011 net sales and adjusted earnings per share-diluted expected to be within the Company’s long-term targets

HERSHEY, Pa., October 21, 2010 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the third quarter ended October 3, 2010. Consolidated net sales were $1,547,115,000 compared with $1,484,118,000 for the third quarter of 2009. Net income for the third quarter of 2010 was $180,169,000 or $0.78 per share-diluted, compared with $162,023,000 or $0.71 per share-diluted, for the comparable period of 2009.

As described in the attached Note, for the third quarter of 2010, these results, prepared in accordance with generally accepted accounting principles (GAAP), included net pre-tax charges of $4.5 million, or $0.01 per share-diluted, which were related to the Project Next Century program announced in June 2010.  For the third quarter of 2009, GAAP results included net pre-tax charges of $11.0 million, or $0.02 per share-diluted. These charges related to the Global Supply Chain Transformation (GSCT) program completed in December 2009. As described in the Note, adjusted net income, which excludes these net charges, was $182,918,000 or $0.79 per share-diluted in the third quarter of 2010, compared with $168,508,000, or $0.73 per share-

diluted in the third quarter of 2009, an increase of 8.2 percent in adjusted earnings per share-diluted.

For the first nine months of 2010, consolidated net sales were $4,188,200,000 compared with $3,891,332,000 for the first nine months of 2009. Reported net income for the first nine months of 2010 was $374,286,000 or $1.63 per share-diluted, compared with $309,215,000 or $1.35 per share-diluted, for the first nine months of 2009.

As described in the Note, for the first nine months of 2010 and 2009, these results, prepared in accordance with GAAP, included net pre-tax charges of $90.7 million and $72.7 million, or $0.31 and $0.19 per share, respectively. The 2010 charges were associated with the Project Next Century program and a non-cash goodwill impairment charge recorded in the second quarter, while the 2009 charges were related to the GSCT program completed in December 2009.  As described in the Note, adjusted net income for the first nine months of 2010, which excludes these net charges, was $447,359,000, or $1.94 per share-diluted, compared with $352,465,000 or $1.54 per share-diluted in 2009, an increase of 26 percent in adjusted earnings per share-diluted.

In 2010, reported gross margin, reported income before interest and income taxes (EBIT) margin and reported earnings per share-diluted will be impacted by Project Next Century and the previously mentioned non-cash goodwill impairment charge. As a result, reported earnings per share-diluted, including restructuring and impairment charges of $0.40 to $0.43 per share-diluted, is expected to be in the $2.09 to $2.16 range.  In 2011, reported gross margin and reported EBIT margin will be impacted by Project Next Century. As a result, reported earnings per share-diluted, including restructuring charges of $0.09 to $0.12 per share-diluted, is expected to be in the $2.55 to $2.67 range.

The forecast for total pre-tax GAAP charges and non-recurring project implementation costs related to the Project Next Century program remains at $140 million to $170 million. The expected timing of events and estimated costs and savings is included in Appendix I attached to this press release.

Third Quarter Performance and Outlook

“Hershey maintained its momentum in the third quarter, resulting in solid overall performance,” said David J. West, President and Chief Executive Officer. “While global economic uncertainty and challenges persist, confectionery remains one of the better-performing snack categories.  In the third quarter, Hershey’s net sales increased 4.2 percent, driven primarily by U.S. core brand volume growth, including new products, and growth in our emerging market businesses, which continues to increase at rates greater than the Company’s overall long-term target. As we exited the quarter, the timing of some seasonal shipments dampened third quarter net sales by approximately one point.  However, these shipments occurred in early October.  Therefore, our fourth quarter net sales will be greater than our previous estimate, still resulting in full-year net sales growth of about 7 percent.  Our investments in core brands and improved inventory management have resulted in lower levels of customer returns and markdown allowances.  This, combined with the benefit of a price increase in Canada implemented in July, 2009, generated net price realization which contributed about one point to net sales growth in the third quarter. Additionally, foreign currency exchange rates were an approximate 0.5 point benefit.

“Hershey U.S. CMG  - candy, mint and gum - retail takeaway in the third quarter, in channels that account for over 80 percent of our retail business continues to grow within the historical growth rate of the category.  In the channels measured by syndicated data, Hershey U.S. CMG market share is up for the year-to-date period and flat in third quarter. Our overall marketplace performance throughout the year has been relatively in-line with our expectations.

“Third quarter adjusted EBIT margin increased due to improvements in adjusted gross margin. The adjusted gross margin gain was driven by favorable supply chain efficiencies, including greater productivity, favorable sales mix and lower levels of obsolescence. Input costs were about flat in the quarter and favorable versus our previous estimate. Offsetting a portion of the adjusted gross margin gain were higher marketing and selling expenses, including advertising, up 46 percent; spending on the implementation of go-to-market strategies; and other employee-related expenses.

“We are executing Halloween-specific seasonal promotions, merchandising and advertising which we believe will ensure solid category sell through at the retail level. While Halloween is off to a good start, we’ll continue to work closely with key customers over the next 10 days to monitor consumer reaction and shopping behavior.  Our objectives for the remainder of 2010 are to maintain Hershey’s marketplace momentum as well as ensuring the successful launch of our new products, including Hershey’s Drops and Reese’s Mini’s.

“I’m very pleased with our quarterly and year-to-date results. We’re growing sales and improving margins despite macroeconomic challenges. Our financial and marketplace performance has enabled us to be flexible in the timing of further investments in the fourth quarter related to advertising, Insights Driven Performance and additional go-to-market strategies in both the U.S. and other markets around the world. Some of these fourth quarter increases are incremental and were not included in our previous estimates. Similar to last year, we believe these additional investments will enable us to get off to a good start in 2011. Specifically, advertising expense for the full year is expected to increase 50 to 60 percent versus prior year. This is greater than our previous estimate of a 45 to 50 percent increase. Additionally, we still believe we’ll see some shifting of 2011 seasonal orders out of the fourth quarter of 2010 into the first quarter of 2011 due to the timing and refinement of logistical requirements, and we don’t expect year-end LIFO inventory to be favorable in 2010 as it was in 2009. As a result, we reiterate our full-year 2010 net sales outlook of about a 7 percent increase, including an approximate one-point benefit from foreign currency exchange rates. For the full year, we have good visibility into our cost structure, and while input costs will be higher in the fourth quarter, we expect adjusted gross margin and adjusted EBIT margin to expand for the full year. Therefore, we have increased our full-year adjusted earnings per share-diluted outlook and expect it to be in the $2.52 to $2.56 range, an increase of mid-to-high-teens on a percentage basis versus 2009, and greater than our previously estimated range of $2.47 to $2.52.

“As we look to 2011, we’ll continue to focus on our core brands and leverage Hershey’s scale at retail. Advertising expense is expected to increase in 2011, however, the year-over-year percentage increase will be lower than in the previous two years. As a result, our current expectation for 2011 is for net sales growth to be within our 3 to 5 percent long-term target. While we anticipate higher input costs in 2011, productivity and cost savings initiatives are in place to help mitigate the impact. Therefore, we expect 2011 growth in adjusted earnings per share-diluted to be in the 6 to 8 percent range, consistent with our current long-term target.”

Note:  In this release, Hershey references income measures which are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment and impairment charges.These non-GAAP financial measures are used in evaluating results of operations for internal purposes.These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.

A reconciliation is provided below of results in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures which exclude business realignment and impairment charges in 2010 associated with Project Next Century and the goodwill impairment charge for Godrej Hershey Ltd. and charges in 2009 related to the GSCT program.

	Third Quarter Ended
	October 3, 2010		October 4, 2009
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$655,220	42.4%	$589,098	39.7%
Charges included in cost of sales	6,123		1,325
Adjusted non-GAAP Gross Profit/Gross Margin	$661,343	42.7%	$590,423	39.8%

EBIT/EBIT Margin	$299,648	19.4%	$279,624	18.8%
Charges included in cost of sales	6,123		1,325
Charges included in SM&A	387		1,683
Business Realignment & Impairment (credits) charges, net	(2,052)		8,008
Adjusted non-GAAP EBIT/EBIT Margin	$304,106	19.7%	$290,640	19.6%

Net Income/Net Margin	$180,169	11.6%	$162,023	10.9%
Charges included in cost of sales	6,123		1,325
Charges included in SM&A	387		1,683
Business Realignment & Impairment (credits) charges, net	(2,052)		8,008
Tax impact of net charges	(1,709)		(4,531)
Adjusted non-GAAP Net Income/Net Margin	$182,918	11.8%	$168,508	11.4%

EPS - Diluted	$0.78		$0.71
Charges included in cost of sales	0.02		—
Charges included in SM&A	—		—
Business Realignment & Impairment (credits) charges, net	(0.01)		0.02
Adjusted non-GAAP EPS - Diluted	$0.79		$0.73

	Nine Months Ended
	October 3, 2010		October 4, 2009
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$1,795,738	42.9%	$1,482,616	38.1%
Charges included in cost of sales	7,099		8,492
Adjusted non-GAAP Gross Profit/Gross Margin	$1,802,837	43.0%	$1,491,108	38.3%

EBIT/EBIT Margin	$677,406	16.2%	$549,234	14.1%
Charges included in cost of sales	7,099		8,492
Charges included in SM&A	510		5,437
Business Realignment & Impairment charges, net	83,082		58,750
Adjusted non-GAAP EBIT/EBIT Margin	$768,097	18.3%	$621,913	16.0%

Net Income/Net Margin	$374,286	8.9%	$309,215	7.9%
Charges included in cost of sales	7,099		8,492
Charges included in SM&A	510		5,437
Business Realignment & Impairment charges, net	83,082		58,750
Tax impact of net charges	(17,618)		(29,429)
Adjusted non-GAAP Net Income/Net Margin	$447,359	10.7%	$352,465	9.1%

EPS - Diluted	$1.63		$1.35
Charges included in cost of sales	0.02		0.02
Charges included in SM&A	—		0.02
Business Realignment & Impairment charges, net	0.29		0.15
Adjusted non-GAAP EPS - Diluted	$1.94		$1.54

In 2009, the Company recorded GAAP charges, including non-cash pension settlement charges, of $99.1 million, or $0.27 per share-diluted, attributable to the GSCT program. The Company does not expect any significant charges related to the GSCT program in 2010. In 2010, the Company expects to record total GAAP charges of about $75 million to $85 million, or $0.20 to $0.23 per share-diluted, attributable to Project Next Century. Additionally, in the second quarter of 2010, the Company recorded a non-cash goodwill impairment charge of $44.7 million, or $0.20 per share-diluted, related to the Godrej Hershey Ltd. joint venture.

Below is a reconciliation of GAAP and non-GAAP items to the Company’s 2009 adjusted earnings per share-diluted and projected adjusted earnings per share-diluted for 2010 and 2011:

2009                      2010 (Projected)                2011 (Projected)
Reported EPS-Diluted                                         $1.90                       $2.09 - $2.16                        $2.55 - $2.67

Total Business Realignment
and Impairment Charges                                    $0.27                       $0.40 - $0.43                         $0.09 - $0.12

Adjusted EPS-Diluted *                            $2.17                        $2.52 - $2.56                         $2.67 - $2.76

*Excludes business realignment and impairment charges.

Appendix I
The Hershey Company Project “Next Century” Expected Timing of Costs and Savings ($ millions)

	2010			2011			2012			2013			2014
Realignment Charges:
Cash	$45	to	$50	$15	to	$20	$15	to	$20	-		-	-		-
Non-Cash	$25	to	$30	$15	to	$20	$5	to	$10	-		-	-		-

Project Management and Start-up Costs	~$5			~$5			~$10			-		-	-		-

Total “Next Century” Realignment
Charges & Costs	$75	to	$85	$35	to	$45	$30	to	$40	-		-	-		-

“Next Century” Cap-Ex	$50	to	$60	$100	to	$120	$80	to	$95	$20	to	$25	-		-
“Ongoing” Hershey Cap-Ex	$140	to	$150	$140	to	$150	$140	to	$150	$140	to	$150	$140	to	$150
Total Hershey Company
Capital Expenditures	$190	to	$210	$240	to	$270	$220	to	$245	$160	to	$175	$140	to	$150

Total Hershey Company Depreciation & Amortization Expense (excluding accelerated D&A)	$175	to	$185	$175	to	$185	$175	to	$185	$175	to	$185	$175	to	$185

“Next Century” projected savings:
Annual	-		-	$10	to	$15	$15	to	$20	$30	to	$35	$5	to	$10
Cumulative	-		-	$10	to	$15	$25	to	$35	$55	to	$70	$60	to	$80

Safe Harbor Statement

This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; market demand for our new and existing products; increased marketplace competition; selling price increases, including volume declines associated with pricing elasticity; disruption to our supply chain; failure to successfully execute acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions and funding requirements; the ability to implement our supply chain realignment initiatives within the anticipated timeframe in accordance with our cost estimates and our ability to achieve the expected ongoing annual savings from these initiatives; and such other matters as discussed in our Annual Report on Form 10-K for 2009. All information in this press release is as of October 21, 2010. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

# # #

Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended October 3, 2010 and October 4, 2009
(in thousands except per share amounts)

	Third Quarter		Nine Months

	2010	2009	2010	2009

Net Sales	$1,547,115	$1,484,118	$4,188,200	$3,891,332

Costs and Expenses:
Cost of Sales	891,895	895,020	2,392,462	2,408,716
Selling, Marketing and Administrative	357,624	301,466	1,035,250	874,632
Business Realignment and Impairment (Credits) Charges, net	(2,052)	8,008	83,082	58,750

Total Costs and Expenses	1,247,467	1,204,494	3,510,794	3,342,098

Income Before Interest and Income Taxes (EBIT)	299,648	279,624	677,406	549,234
Interest Expense, net	22,259	22,302	68,788	68,932

Income Before Income Taxes	277,389	257,322	608,618	480,302
Provision for Income Taxes	97,220	95,299	234,332	171,087

Net Income	$180,169	$162,023	$374,286	$309,215

Net Income Per Share - Basic - Common	$0.81	$0.73	$1.68	$1.39
- Basic - Class B	$0.74	$0.66	$1.53	$1.26
- Diluted - Common	$0.78	$0.71	$1.63	$1.35

Shares Outstanding - Basic - Common	166,900	167,299	167,030	166,980
- Basic - Class B	60,708	60,709	60,708	60,710
- Diluted - Common	230,491	229,553	230,138	228,784

Key Margins:
Gross Margin	42.4%	39.7%	42.9%	38.1%
EBIT Margin	19.4%	18.8%	16.2%	14.1%
Net Margin	11.6%	10.9%	8.9%	7.9%

The Hershey Company
Consolidated Balance Sheets
as of October 3, 2010 and December 31, 2009
(in thousands of dollars)

Assets	2010	2009

Cash and Cash Equivalents	$244,947	$253,605
Accounts Receivable - Trade (Net)	605,741	410,390
Deferred Income Taxes	77,478	39,868
Inventories	594,574	519,712
Prepaid Expenses and Other	142,072	161,859

Total Current Assets	1,664,812	1,385,434

Net Plant and Property	1,378,034	1,404,767
Goodwill	522,489	571,580
Other Intangibles	123,488	125,520
Deferred Income Taxes	21,827	4,353
Other Assets	176,293	183,377

Total Assets	$3,886,943	$3,675,031

Liabilities and Stockholders' Equity

Loans Payable	$276,907	$39,313
Accounts Payable	350,253	287,935
Accrued Liabilities	605,644	546,462
Taxes Payable	37,286	36,918

Total Current Liabilities	1,270,090	910,628

Long-Term Debt	1,250,546	1,502,730
Other Long-Term Liabilities	501,831	501,334
Deferred Income Taxes	1,539	—

Total Liabilities	3,024,006	2,914,692

Total Stockholders' Equity	862,937	760,339

Total Liabilities and Stockholders' Equity	$3,886,943	$3,675,031